Exhibit 4.9

Johnson Controls, Inc.

Officers’ Certificate Pursuant to
Section 3.01 of the Indenture

Pursuant to Section 3.01 of the Indenture dated as of February 22, 1995 (the “Indenture”) between Johnson Controls, Inc. (the “Company”) and Chase Manhattan Bank Delaware f.k.a. Chemical Bank Delaware, as Trustee, the undersigned on behalf of the Company and in their respective capacities indicated, hereby certify that we have examined resolutions duly adopted at a meeting of the Board of Directors of the Company on July 24, 1996.  Acting pursuant to such Board resolution, the undersigned hereby establish a series of Debt Securities (the “Notes”) by means of this Officers’ Certificate, in accordance with the provisions of Section 3.01 of the Indenture:

1.              The title of the new series of Debt Securities shall be:  7.125% Notes Due July 15, 2017.

2.              The maximum aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Article 3, the second paragraph of Section 4.03, or Section 11.04, of the Indenture) is $150,000,000.

3.              Principal on the Notes shall be payable on July 15, 2017.

4.              The Notes shall bear interest at a rate of 7.125% per annum which interest shall accrue from July 11, 1997 and shall be payable semiannually on July 15 and January 15, beginning January 15, 1998, to the persons in whose names the Notes are registered at the close of business on the preceding July 1 and January 1, respectively (the “Regular Record Dates”).

5.              The principal of, premium, if any, and interest on the Notes shall initially be payable at the offices of Chase Manhattan Bank (the “Paying Agent”).

6.              The Notes will not be redeemable prior to maturity.

7.              The Company shall have no obligation to redeem or purchase Notes pursuant to any sinking fund or analogous provision.

8.              The Notes shall be issuable in United States dollars.

9.              Section 13.02 of the Indenture shall apply to the Notes.

10.       Payments of principal of, premium, if any, and interest on the Notes shall be payable in United States dollars.

11.       The Notes shall be issued in the form of fully registered Global Securities which will be deposited with, or on behalf of, the Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of the Depositary’s nominee.  Principal of, premium, if any, and interest payments on the Notes will be made to the Depositary or its nominee.

Capitalized terms used herein which are defined in the Indenture are used herein as so defined.

Dated:  July 11, 1997

JOHNSON CONTROLS, INC.

By:	/s/ Stephen A. Roell
	Name:	Stephen A. Roell
	Title:	Vice President and
Chief Financial Officer

By:	/s/ Ben C.M. Bastianen
	Name:	Ben C.M. Bastianen
	Title:	Treasurer